Exhibit 4

February 6, 2019

To:

B.O.S. Better Online Solutions Ltd.

20 Friedman St. (entrance from Menahem Cohen St.)

Drive-In Center Building, Industrial Zone

P.O. Box 198

Rishon LeZion 75101

Israel

Attention:

Mr. Yuval Viner, Co-CEO and Director

Mr. Eyal Cohen, Co-CEO and CFO

Mr. Yosi Lahad, Chairman of the Board of Directors

Mr. Avidan Zelicovsky, President and Director

Ms. Odelia Levanon, Director

Mr. Ziv Dekel, Director

Ms. Revital Cohen, Director

Mr. Ralph Sassun, Director

via courier and email

Dear Madams and Sirs,

Re: B.O.S. Better Online Solutions Ltd.

Demand to Convene Special General Meeting of the Shareholder

On behalf of our client, L.I.A. Pure Capital Ltd., we hereby write to you with respect to the following matters:

1.	As of February 1, 2019, L.I.A. Pure Capital Ltd. (“Pure Capital”), a company fully owned by Mr. Silberman, whose address is 20 Raoul Wallenberg St., Tel Aviv 6971916, is the owner of 32,804 ordinary shares of NIS 80.00 nominal value each, of B.O.S. Better Online Solutions Ltd. (the “Ordinary Shares” and the “Company”, respectively). A confirmation of Pure Capital’s holdings is attached hereto as Exhibit A.

2.	On February 6, 2019, Pure Capital entered into voting agreements with each of Next-Line Ltd. and iDnext Ltd., pursuant to which each of Next-Line Ltd. and iDnext Ltd. has provided Pure Capital with an irrevocable proxy to vote their 50,072 and 112,662 Ordinary Shares, respectively, at any meeting of the shareholders of the Company. Copies of such voting agreements, including the proxies granted to Pure Capital are attached hereto as Exhibits B1 - B2.

3.	Based on the above and based on the number of outstanding Ordinary Shares published by the Company in its reports to the U.S. Securities and Exchange Commission (the “SEC”), as of February 6, 2019, Pure Capital holds 5.5% of the voting rights of the Company.[1]

4.	Pursuant to Section 63(b)(2) of the Companies Law, 5759-1999 (the “Companies Law”), we hereby request on behalf of Pure Capital that the board of directors of the Company convene a special general meeting of the shareholders of the Company immediately, and no later than April 4, 2019, as required by the Companies Law (the “Special Meeting”). The agenda for the Special Meeting shall include resolutions to remove each of the serving directors of the Company and to appoint in their stead the following director nominees (the “Director Nominees”): Eli Yoresh, Itschak Shrem, Lior Amit, Liron Carmel and Dr. Hedva Voliovitch, all as specifically detailed in Exhibit C attached hereto (the “Proposed Resolutions”). The Company shall not make any changes, edits or additions to the Proposed Resolutions and they shall be brought to the approval of the shareholders “as is”. Any deviation from the Proposed Resolutions shall be in violation to the Companies Law.

5.	Declarations of the Director Nominees as required under Section 224b(a) of the Companies Law are attached hereto as Exhibit D1 – D5. In addition, and beyond the requirements of the Companies Law, attached as Exhibit E1 – E5 are director’s questionnaires pertaining to the Director Nominees compliance with U.S. securities laws and Nasdaq corporate governance requirements, as customary in Nasdaq traded companies.

6.	A proxy card for the purpose of the Special Meeting, in accordance with the Section 4(a) of the Companies Regulations (Voting in Writing and Position Statements), 5766-2005, is attached hereto as Exhibit F (the “Proxy Card”). The Company shall not make any changes, edits or additions to the Proxy Card and it shall be sent to the shareholders “as is”. Any deviation from the Proxy Card shall be in violation to the Companies Law and the regulations promulgated thereunder.

7.	A position statement to be attached to the proxy card referenced above per Section 6(b) of the Companies Regulations (Voting in Writing and Position Statements), 5766-2005, is attached hereto as Exhibit G (the “Position Statement”). The Company shall not make any changes, edits or additions to the Position Statement and it shall be sent to the shareholders “as is”. Any deviation from the Position Statement shall be in violation to the Companies Law and the regulations promulgated thereunder.

8.	We request that a current report on Form 6-K pertaining to our client’s request to convene a special general meeting of the Company in order to replace the current serving directors with the Director Nominees (including a complete copy of this letter) will be furnished immediately to the SEC.

9.	We hereby demand that until the time of the Special Meeting, the Company will not take any action not in the ordinary course of business, including, without limitation, any dispositions of its assets, or securities offerings, whether public nor private, including through YA II PN, Ltd. In addition, we demand that the board of directors of the Company shall not appoint any additional directors to the Company’s board of directors prior to the Special Meeting.

[1]	Based on a total of 3,553,714 ordinary shares outstanding as of June 30, 2018 (based on June 30, 2018 unaudited condensed interim consolidated financial statements furnished to the U.S. Securities and Exchange Commission on September 17, 2018 on Form 6-K).

10.	Notwithstanding the above, should the Company be required to raise additional funds until the Special Meeting is convened, our client will be willing to consider providing the Company with a loan or make an investment in the Company on market terms to cover such requirement.

11.	Any action in violation or conflict of the forgoing will be a clear violation of your fiduciary duties to the Company, whose clear purpose and attempt is to protect your position as members of the board of directors of the Company and/or its management, while continuing to exploit the resources of the Company, without consideration for the Company’s best interest and on the account of its shareholders.

12.	Accordingly, we will hold each and every one of the directors and office holders personally liable for any damage that may be caused to the shareholders of the Company as a result of your actions.

Sincerely,

/s/ Shachar Hadar
Dr. Shachar Hadar, Adv.
Meitar Liquornik Geva Leshem Tal, Law Offices

cc: Shlomo Landress, Gornitzky & Co., Israeli Counsel to the Company

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